Exhibit 10.07
The Hartford
Senior Executive Officer Severance Pay Plan
(Tier 1)
This document describes your benefits under The Hartford Senior Executive Officer Severance Pay
Plan, and includes the text of the Plan and other important information.
February 2011

TABLE OF CONTENTS

1. Purpose	1

2. Application of Plan	1

3. Covered Employees	1

4. Severance Pay Upon Termination of Employment	2

5. Schedule of Severance Pay	3

6. Pro-Rata Annual Bonus and Treatment of Long Term Incentives	3

7. Notice or Pay in Lieu of Notice	4

8. Payment of Severance Pay and Pro-Rata Annual Bonus	4

9. Employee Benefit Plan Coverage While Receiving Severance Pay	5

10. Sale, Divestiture, Outsourcing, Closure or Relocation	6

11. Severance Pay in the Event of a Change of Control	7

12. Separation and Release Agreement	10

13. Offset	10

14. Administration of Plan	11

15. Termination or Amendment	13

16. Miscellaneous.	13

17. Other Important Information	14

(A) Notice	14

THE HARTFORD SENIOR EXECUTIVE
OFFICER SEVERANCE PAY PLAN
1.	Purpose
The purpose of The Hartford Senior Executive Officer Severance Pay Plan (the “Plan”) is to assist in occupational transition by providing severance pay for Tier 1 executives covered by this Plan whose employment is terminated under conditions set forth in this Plan.
2.	Application of Plan
This Plan is effective February 22, 2011. Any termination of employment of a Covered Employee (as defined in Section 3 below) that has an Effective Date (as defined in Section 3 below) while this Plan is in effect shall be governed exclusively by the terms of this Plan and by no other plan, policy, practice or arrangement, except where a preexisting individual written employment contract or other written agreement with the Company that provides for the payment of severance pay is in effect. To the extent that any such employment contract or other written agreement is in effect, no amount shall be payable hereunder, and the provisions of this Plan will not apply to any person who is party to such a contract or agreement.
3.	Covered Employees
You are a Covered Employee under this Plan if, on your last day actively at work (the “Effective Date”), you are an “Employee” (as defined below) who (1) qualifies as an “Eligible Employee” (as described in Section 4 below), (2) is paid on a salaried basis, and (3) is identified as a Tier 1 executive whom the Plan Administrator has approved for participation in this Plan. A person who is on an authorized leave of absence, paid or unpaid (including medical leave of absence), of not more than twenty-six (26) weeks and who would otherwise qualify as a Covered Employee, but for being on leave of absence, will be considered a Covered Employee for purposes of this Plan. Notwithstanding the foregoing provisions of this Section 3, you will be an Eligible Employee hereunder only if you have agreed to such non-competition, non-solicitation, non-disparagement and other restrictive covenants as are required to be executed by the Plan Administrator.
For purposes of the Plan, “Employee” means any person regularly employed on the United States payroll by The Hartford Financial Services Group, Inc, Hartford Fire Insurance Company, or any of their designated subsidiaries or affiliates which have adopted this Plan with respect to their employees (collectively, the “Company”), but shall not include any person who performs services for the Company as an independent contractor or under any other non-employee classification, or who is classified by the Company as, or determined by the Company to be, an independent contractor.

4.	Severance Pay Upon Termination of Employment
If you are a Covered Employee and the Company terminates your employment and you sign a Separation and Release Agreement, as described in Section 12, acceptable to the Company, you will be eligible to receive severance benefits in accordance with the terms of this Plan except if:
(1) you are terminated for misconduct or other disciplinary action, which by way of example may include, but is not limited to, the following: serious violations of Company policies; violation of the Company’s Code of Ethics and Business Conduct, or any confidentiality agreement or other similar policy or undertaking of the Company; statements by you, either oral or written, that are false or misleading or that damage or have the potential to damage the Company; violation of any covenant or restriction applicable to you; or any Company-initiated termination for cause or for actions that the Company deems to be immoral, unethical, inimical to the best interests of the Company, or illegal;
(2) provided that the Effective Date is prior to a Change of Control as defined in Section 11, you are under investigation, at the time severance pay would otherwise be due, for misconduct deemed by management to be a serious violation of the Company’s policies or its Code of Ethics and Business Conduct;
(3) you refuse a Comparable Position offered as alternative employment with the Company. For purposes of this Plan, “Comparable Position” shall mean a position with materially the same base salary rate and annual incentive opportunity with similar duties, or having different duties that, in management’s judgment, you are able to perform and are consistent with your experience, and that either is located within a 50-mile radius of the previous position’s location or does not entail a substantially longer commute from your home;
(4) you terminate employment with the Company prior to the date selected by the Company as your last day of active employment;
(5) you are terminated while on an approved leave of absence (paid or unpaid) after 26 weeks of such leave (note: there are no unapproved leaves);
(6) you are terminated following acceptance or refusal of employment or continued employment in connection with any sale, divestiture or outsourcing described in Section 10;
(7) you remain covered by a prior individual written employment contract or other written agreement with the Company that provides for the payment of severance benefits (in which case severance benefits, if any, shall be determined in accordance with that agreement);
(8) except as provided in subparagraph (3) above or in Section 11 with respect to a Termination for Good Reason, you initiate termination of employment for any reason, including resigning, retiring or failing to return to work immediately following the expiration of any leave of absence;

(9) your employment terminates as a result of your death, or as a result of your Disability. For this purpose, a termination as a result of Disability is (i) a termination of your employment by the Company as a result of a determination by the Board or the appropriate committee thereof that you are incapable of substantially fulfilling your positions, duties, responsibilities and obligations on account of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (A) at least four consecutive months, or (B) more than six months in any twelve month period, or (ii) a termination of your employment on account of total disability that results in your qualifying for benefits under the Company’s Long Term Disability Plan for Salaried Employees; or
(10) your employment terminates due to your mandatory retirement at or after your 65th birthday, provided that such mandatory retirement would not violate any applicable provision of the Federal Age Discrimination in Employment Act of 1967, as amended.
5.	Schedule of Severance Pay
You will be eligible to receive severance benefits under this Section if you are a Covered Employee and the Company terminates your employment other than in any of the circumstances described in subparagraphs (1) through (10) of Section 4. In such circumstances, but subject to your entering into (and not revoking) a Separation and Release Agreement, as described in Section 12, you will receive severance benefits equal to two times the sum of your Base Pay plus Target Bonus.
“Base Pay” means your annual base salary at the Effective Date, excluding all bonus and incentive compensation and any special remuneration.
“Target Bonus” means your annual bonus opportunity at the target level of payout as in effect at the Effective Date.
The severance payment provided shall be in addition to any Base Pay earned, but unpaid, for services rendered to the Company on or prior to the Effective Date, plus any paid time off accrued as of such date.
6.	Pro-Rata Annual Bonus and Treatment of Long Term Incentives
If you receive severance pay in accordance with Section 5, you will also be eligible to receive a pro-rata annual bonus under the applicable Company annual incentive plan for the year in which the Effective Date occurs, payable as described in Section 8. The amount of the pro-rata annual bonus shall be determined at the Company’s discretion, based on Company and individual performance for the year in which the Effective Date occurs, provided that, in respect of a Termination for Good Reason or an involuntary termination by the Company pursuant to Section 11, in no event shall the pro-rata annual bonus be less than a pro-rata bonus payable at the same percentage of the target level of payout as is generally applicable to executives whose employment did not terminate.

If you receive severance pay in accordance with Section 5, you will also vest pro-rata in any outstanding unvested long term incentives, including stock options, performance shares, performance units, restricted stock and restricted stock unit awards, provided that at least one full year of the performance or restriction period of the applicable award has elapsed as of the Effective Date and such vesting is not prohibited by applicable law, including guidance under the Emergency Economic Stabilization Act of 2008, as amended, applicable to entities that received financial assistance under the Troubled Asset Relief Program (TARP). The timing of the payment of such awards will be as set forth in the 2010 Incentive Stock Plan or other applicable long term incentive plan or the applicable award agreement under such plan. The vesting of any such awards will be determined in accordance with the terms of the applicable long term incentive plan or the administrative rules thereunder, if such plan or rules provide for more favorable vesting than described herein.
7.	Notice or Pay in Lieu of Notice
Except as provided in this Plan, you shall not be entitled to any notice of termination or pay in lieu thereof. At the sole discretion of the Company, notice may be provided.
8.	Payment of Severance Pay and Pro-Rata Annual Bonus
Any severance pay provided to you under this Plan shall be paid in a lump sum. Severance pay shall be paid within 60 days of the Effective Date.
Any pro-rata annual bonus payable in accordance with Section 6 shall be paid no later than the same time as similar awards are paid to other executives participating in the plans or programs under which the awards are paid, but in no event later than March 15 of the calendar year following the calendar year in which the Effective Date occurs, provided that, if you would have been a “covered employee” as defined in Section 162(m) of the Internal Revenue Code (the “Code”) for the calendar year in which the Effective Date occurs but for the termination of your employment, the pro-rata annual bonus shall be payable to you only if, when, and to the extent that the Compensation and Management Development Committee of the Board of Directors of The Hartford Financial Services Group, Inc., certifies that the performance goals applicable to the annual bonus, as preestablished by such Committee in accordance with Section 162(m) of the Code, have been attained.
As provided in Section 4(2), prior to a Change of Control as defined in Section 11, any severance pay or pro rata annual bonus that would otherwise be payable in accordance with Section 5 or 6 shall not be payable under the Plan to an employee who is under investigation for any such misconduct at the time payment would otherwise be due.
In the event of your death after the Effective Date but prior to your receipt of severance pay, the payment that would otherwise have been due to you shall be paid within 30 days of your death, subject to applicable law, to your spouse, if any, or if you are not married, to your estate.

9.	Employee Benefit Plan Coverage While Receiving Severance Pay
Except as may otherwise be specifically provided by the applicable employee benefit plan, as it may be amended from time to time, severance pay and a pro-rata annual bonus and any other payment made by the Company after the Effective Date shall not be taken into account for any purpose under any employee benefit plan of the Company, including but not limited to The Hartford Investment and Savings Plan, The Hartford Excess Savings Plan, The Hartford Retirement Plan for U.S. Employees and The Hartford Excess Pension Plan II.
If you receive severance pay under Section 5, then, provided that the following provision is not deemed discriminatory under applicable law, until the end of the month in which the one-year anniversary of the Effective Date occurs, the Company will reimburse you for the cost of COBRA continuation coverage for you and your eligible dependents under the medical and dental benefit plans of the Company or its affiliates in which you and such dependents were participating as of the Effective Date. The reimbursement will be for the excess of the amount that you pay for such COBRA continuation coverage over the amount that you would pay for such coverage if you were still in the employ of the Company; provided that the reimbursement will be paid only so long as you otherwise continue to be eligible for such COBRA continuation coverage in accordance with the terms of the Company’s medical and dental benefit plans and are not eligible for comparable coverage under the plan of a subsequent employer. An initial reimbursement shall be made during the 10 calendar days following six months from the Effective Date for payments made through that date; a second and final reimbursement, if necessary, shall be made within 10 days following the one-year anniversary of the Effective Date for any additional reimbursement due; provided that for purposes of this sentence, the Effective Date shall be deemed to occur at such time as you have also had a separation from service, as determined in accordance with any policies or practices that the Company shall adopt in accordance with, or as otherwise determined pursuant to, Section 409A of the Code and the regulations and guidance promulgated thereunder.
If you receive severance pay under Section 5, you will also be entitled to outplacement services, provided by the Company or its designee at the Company’s expense, for a period of 12 months or such lesser period as you may require such services; such outplacement services to start within three months of the Effective Date.

10.	Sale, Divestiture, Outsourcing, Closure or Relocation
(A) If the Company or a subsidiary, affiliate, division, department, business or function of the Company or a portion thereof at which you are employed is sold, divested or outsourced in a transaction that does not qualify as a Change of Control under Section 11 hereof, you are eligible to receive severance benefits under Section 5 and a pro-rata annual bonus in accordance with Section 6 of this Plan provided that:
(1) you are a Covered Employee at the time of the transaction whose employment with the Company terminates as a result of the transaction,
(2) you are not offered a Comparable Position with the Company, the acquirer, the vendor or the divested unit,
(3) you do not decline an interview or an invitation to apply for a Comparable Position or to determine the availability of a Comparable Position with the Company, the acquirer, the vendor or the divested unit (except where the Plan Administrator determines that business circumstances warrant otherwise),
(4) you do not accept a position with the Company, the acquirer, the vendor or the divested unit, and
(5) you are not otherwise ineligible for severance pay for any of the reasons described in Section 4 of this Plan.
If you continue employment with the Company or are hired on or immediately following the Effective Date by the acquirer, vendor or the divested unit, then severance payments and a pro-rata annual bonus will not be provided under this Plan. If you are hired after the Effective Date by the acquirer, vendor or the divested unit, then any severance payment or pro-rata annual bonus will be made only so long as your employment is not related to or in support of the sold, divested or outsourced business or operations.
The provisions of this Section shall apply to all sales, divestitures and outsourcings (whether accomplished as sales of assets, sales of corporate entities, service agreements or any other method), unless such sale, divestiture or outsourcing qualifies as a Change of Control as defined in Section 11 hereof, in which event the provisions of Section 11 shall apply.
(B) If the entire Company or the portion of the Company where you are employed is closed or relocated and you are not offered a Comparable Position by the Company, then you are eligible to receive severance pay under Section 5 (provided that you are not otherwise ineligible for severance pay for any of the reasons described in Section 4 of this Plan). You will not receive severance pay or a pro-rata annual bonus if you are offered a Comparable Position with the Company or if you accept a non-comparable position with the Company.

11.	Severance Pay in the Event of a Change of Control
(A) Post-Change of Control Severance Pay. In the event of a Change of Control (as defined below), if, within the two-year period following such Change of Control, you are a Covered Employee whom the Plan Administrator has approved for participation in this Plan or whom the Plan Administrator had approved for participation in this Plan as of immediately prior to the Change of Control and (i) you are involuntarily terminated by the Company for any reason other than in a Termination For Cause (as defined below), a termination due to death or a termination on account of total disability that results in your qualifying for benefits under the Company’s Long Term Disability Plan for Salaried Employees, or (ii) you voluntarily terminate employment with the Company in a Termination for Good Reason (as defined below), then you shall receive severance pay and be eligible for a pro-rata annual bonus as provided in Sections 5 and 6, payable as described in Section 8. For this purpose, when determining the amounts under Sections 5 and 6, the Base Pay and bonus opportunity taken into account shall not be less than your greatest Base Pay and bonus opportunity in effect at any time since the date immediately prior to the Change of Control. Following a Change of Control, the term “Company” shall also include any successor in interest to any of the entities included in the definition of Company immediately prior to the Change of Control and any affiliate of such successor entity by which a person who was a Covered Employee immediately prior to the Change of Control is employed.
(B) Reduction of Severance Pay to Reduced Amount in Certain Circumstances.
(i) Determination of Existence of Reduced Amount. Notwithstanding anything herein to the contrary, in the event that Deloitte and Touche or such other nationally recognized public accounting firm as is designated by the Company prior to the Change of Control (the “Accounting Firm”) shall determine that your receipt of payments hereunder would subject you to tax under Section 4999 of the Code, the Accounting Firm shall determine whether some amount of the aggregate payments meets the definition of Reduced Amount (defined below). All determinations made by the Accounting Firm under this Section shall be binding upon the Company and you and shall be made within 60 days of your termination of employment.
(ii) Consequences of Determination of Existence of Reduced Amount. If the Accounting Firm determines that there is a Reduced Amount as provided in the preceding paragraph, then the aggregate severance payments shall be reduced to such Reduced Amount, provided that the net after-tax amount that the Accounting Firm projects that you will receive, if such reduction is made, is not less than the net after-tax amount that the Accounting Firm projects that you will receive if such reduction is not made.

(iii) Consequences of Overpayment or Underpayment of Amounts. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm under Section 11(B)(i) hereof, it is possible that amounts will have been paid or distributed by the Company pursuant to the Plan that should not have been so paid or distributed (“Overpayment”), or that additional amounts that will have not been paid or distributed by the Company pursuant to this Plan that could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company shall be deemed for all purposes to be a loan to you made on the date of receipt of the Overpayment, which you shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable federal rate provided for in Section 7872(f)(2) of the Code. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(iv) Fees and Expenses of Accounting Firm. All fees and expenses of the Accounting Firm in implementing the provisions of this Section 11(B) shall be borne by the Company.
(C) Definitions.
For purposes of this Section 11:
“Change of Control” means an event that qualifies as a Change of Control under The Hartford 2010 Incentive Stock Plan, as it may be amended from time to time.
“Termination For Good Reason” means a termination of your employment due to the occurrence of any of the following after the occurrence of a Change of Control, where notice of termination is provided as described below:
(i) (A) the assignment to you of any duties inconsistent in any material adverse respect with your position, duties, authority or responsibilities, or (B) any other material adverse change in such position, including titles, authority or responsibilities;
(ii) a material reduction in your Base Pay or Target Bonus;
(iii) the Company’s requiring you to be based at any office or location more than 50 miles from the location at which you performed your services immediately prior to the Change of Control (provided that such change of office or location also entails a substantially longer commute from your home), except for travel reasonably required in the performance of your responsibilities;

(iv) any failure by the Company to obtain the assumption and agreement to perform the provisions of this Plan by a successor; or
(v) a Termination asserted by the Company to be For Cause that is subsequently determined in a proceeding pursuant to Section 16(A) hereof not to constitute a Termination For Cause.
Except with respect to an event described in subclause (v), you must provide written notice of Termination For Good Reason to the Plan Administrator within 180 days of your having actual knowledge of the events giving rise to such Termination For Good Reason, which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination For Good Reason, along with the applicable date of termination if other than the date of receipt of such notice (which date shall not be more than 15 days after the giving of such notice), provided that your failure to set forth in the notice of termination any fact or circumstance that contributes to a showing of Good Reason shall not waive any right you have or preclude you from asserting such fact or circumstance in enforcing your rights hereunder. Notwithstanding the foregoing, a termination of your employment shall not be treated as a Termination For Good Reason if (i) you have consented in writing to the occurrence of the event giving rise to the claim of Termination For Good Reason, or (ii) if you have delivered a notice of termination based on a claim of Termination For Good Reason to the Company, and the facts and circumstances specified therein as providing a basis for such Termination For Good Reason are cured by the Company within 10 days of its receipt of such notice of termination.
“Net After-Tax Receipt” means the Present Value of a payment net of all taxes imposed with respect thereto under Sections 1 and 4999 of the Code, under applicable state and local laws, and for Social Security, Medicare or other employment tax purposes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws that applied to your taxable income for the immediately preceding taxable year, or such other rate(s) as you shall certify as likely to apply to you in the relevant tax year(s).
“Present Value” means such value as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code.
“Reduced Amount” means the smallest amount of Plan payments that (i) has a Present Value that is less than the Present Value of all Plan payments, and (ii) results in aggregate Net After-Tax Receipts for all payments that are greater than the Net After-Tax Receipts for all payments that would result if the aggregate Present Value of Plan payments were any other amount that is less than the Present Value of all Plan payments.

“Termination For Cause” For purposes of this Section 11 only, a Termination For Cause is limited to the following: a termination of your employment due to (1) a felony conviction; (2) an act or acts of dishonesty or gross misconduct on your part that result or are intended to result in damage to the Company’s business or reputation; or (3) repeated violations of your obligations to devote your full attention during normal business hours to the business and affairs of the Company and to use your best efforts to perform faithfully and efficiently the responsibilities assigned to you except for time away from work authorized by Company policy or state or federal law, which violations are demonstrably willful and deliberate on your part and which result in damage to the Company’s business or reputation.
12.	Separation and Release Agreement
You must accept the terms of a separation agreement, including but not limited to a release of all claims that you may have against the Company, the Company’s directors, officers, employees and employee benefit plans, in a form provided by the Plan Administrator or designee (the “Separation and Release Agreement”), as a condition for the payment of any severance benefits under this Plan. In no event shall the terms and conditions of a Separation and Release Agreement required following a Change of Control be significantly less favorable to you than the terms and conditions of the form of Separation and Release Agreement customarily used by the Company prior to the Change of Control. You have no vested right to receive severance benefits until you sign the Separation and Release Agreement and the expiration of any revocation period occurs. You must sign and return the Separation and Release Agreement no later than the date specified in that Agreement.
13.	Offset
Any severance pay provided to you under this Plan may be offset by reducing such amount by any severance pay, termination pay or similar pay or allowance that you receive or are entitled to receive (i) under any other Company plan, policy, practice, program or arrangement, other than a Company retirement plan; or (ii) by virtue of any law, custom or practice, excluding any unemployment compensation that you may receive as a state unemployment award.
Any severance pay provided to you under this Plan shall also be offset by reducing such severance pay by any severance pay, termination pay or similar pay or allowance you received as a result of any prior termination of employment with the Company. Any severance pay and any notice pay provided to you under this Plan shall be offset by reducing such severance pay and notice pay by any payments made to you by the Company pursuant to the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar federal, state or local law.

Any severance pay provided to you under this Plan shall be offset by reducing such severance pay by any payment made or anticipated to be made to you under any Company or statutory disability plan, policy, practice, program or arrangement after the Effective Date.
Any payment to you is subject to recovery or “clawback” by the Company if the payment is based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, or as otherwise required by applicable law. Prior to a Change of Control, (1) if the Company determines that you have taken action, or failed to act, in a manner which is inimical to the best interests of the Company, the Company may, in its sole discretion, not pay any amount which has not then been paid to you from this Plan and, in addition, may recover or “clawback” any amount which has already been paid to you in accordance with this Plan, and (2) any severance pay provided to you under this Plan shall be offset by reducing such severance pay by any amount that you owe to the Company, including but not limited to any amounts owed as a result of overpayments of disability benefits, wages, bonuses or incentive compensation. Additionally, prior to a Change of Control, any severance pay otherwise due to you may be offset by any costs to the Company in connection with any sums for which you are personally responsible.
14.	Administration of Plan
Responsibility for administration of this Plan rests with the Company’s Executive Vice President, Human Resources (or other individual with similar responsibilities) or his or her designee (“Plan Administrator”).
The Plan Administrator shall have the exclusive right to interpret this Plan, adopt any rules and regulations for carrying out this Plan as may be appropriate and decide any and all matters arising under this Plan, including, but not limited to, the right to determine appeals. Subject to applicable federal and state law, all interpretations and decisions by the Plan Administrator shall be final, conclusive and binding on all parties affected thereby. Any claim, complaint, dispute, question, contest, controversy or issue for determination (collectively “claim”) in connection with the operation, interpretation or administration of this Plan must first be appealed to the Plan Administrator according to the procedures set forth below. Only if you have exhausted such administrative appeal process and have received an adverse ruling, in whole or in part, from the Plan Administrator on one or more claims may you proceed with arbitration pursuant to Section 16(A) hereof.

If you believe you are entitled to, but do not receive, severance pay, you may make a claim for severance pay by submitting a written request to the Company’s Senior Vice President, Total Rewards and HR Operations within 60 days after your Effective Date. If your claim is denied, in whole or in part, the Senior Vice President, Total Rewards and HR Operations or his or her designee will notify you of the Plan’s denial not later than 90 days after your claim was received, unless the Senior Vice President, Total Rewards and HR Operations or his or her designee determines that special circumstances require an extension of time for processing the claim. If the Senior Vice President, Total Rewards and HR Operations or his or her designee determines that special circumstances require an extension of time for processing your claim, you will receive written notice of the extension prior to the end of the initial 90-day period. In no event will such extension end later than 90 days from the end of the initial period. You will be notified of the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination. If your claim is denied, you will receive notification from the Senior Vice President, Total Rewards and HR Operations or his or her designee, which will include: (i) the specific reason or reasons why the claim was denied, (ii) reference to the specific plan provisions on which the determination is based; (iii) a description of any additional material or information necessary for you to perfect your claim and an explanation of why such material or information is necessary; and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action following a denial on review.
If you wish to appeal a denial of your claim, you must submit a written appeal to the Plan Administrator within 60 days of the date you receive the denial of your claim. You may include with your appeal written comments, documents, records, and other information relating to your claim for severance pay. Additionally, you will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits. The review of your appeal will take into account all comments, documents, records, and other information you submit relating to your claim, regardless of whether such information was submitted or considered in the initial benefit determination.
The Plan will notify you, within 60 days after it receives your request for review of the denial, of the Plan’s benefit determination on review. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to you prior to the end of the initial 60-day period. In no event will such extension end later than 60 days from the end of the initial period. You will be notified of the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.
If your appeal is denied, the notification the Plan Administrator provides to you will include: (i) the specific reason or reasons why the appeal was denied, (ii) reference to the specific Plan provisions on which the determination is based; (iii) a description of any additional material or information necessary for you to perfect the claim and an explanation of why such material or information is necessary; (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of your right to bring a civil action under ERISA following an adverse determination on review.

15.	Termination or Amendment
The Plan Administrator shall have the power to make amendments to the Plan that do not involve a material cost to the Company or are required by applicable law. Any other amendments to the Plan shall be made by the Board of Directors of The Hartford Financial Services Group, Inc., or the Compensation and Management Development Committee thereof. The Company reserves the right, in its sole discretion, to terminate, suspend, amend or modify this Plan (“Plan Change”) in whole or in part at any time without prior notice. Notwithstanding anything in this Plan to the contrary, the Plan shall not be amended, modified, suspended or terminated following a Change of Control or during the period in which a Change of Control (as defined in The Hartford 2010 Incentive Stock Plan, as it may be amended from time to time) is threatened, except that the Plan Administrator may amend this Plan during such period or following a Change of Control, or at any other time, in such manner as the Plan Administrator deems necessary or advisable, in his or her reasonable judgment, (i) to comply with a change in law or to avoid any payments hereunder being subject to an additional tax under Section 409A of the Code, or (ii) so long as such amendment does not adversely affect (A) the eligibility of any Eligible Employee to receive benefits hereunder or (B) the amount or type of benefits that might become, or the time at which such benefits would be, payable hereunder to any such Eligible Employee. This Plan is intended to comply with Section 409A of the Code, and no action taken by the Company shall be construed in a manner that would result in the imposition of an additional tax on executives under Section 409A of the Code. For purposes of this Section, a Change of Control shall be deemed to be threatened for the period beginning on the date of any Potential Change of Control (as defined in The Hartford 2010 Incentive Stock Plan, as it may be amended from time to time), and ending upon the earlier of: (i) the second anniversary of the date of such Potential Change of Control, (ii) the date a Change of Control occurs, or (iii) the date the Board of Directors of The Hartford Financial Services Group, Inc., or the appropriate committee thereof determines in good faith that a Change of Control is no longer threatened
16.	Miscellaneous.
(A) Arbitration. Any claim arising under or in connection with this Plan that, following exhaustion of the administrative appeal process referenced in Section 14 hereof, has yet to be resolved in whole or in part, shall be resolved exclusively by binding arbitration. Such arbitration shall be held in the city of Hartford, Connecticut, and shall be conducted in accordance with the Employment Arbitration Rules then pending of the American Arbitration Association (“AAA”), and otherwise in accordance with the principles that would be applied by a court of law or equity. The arbitrator shall be acceptable to both you and the Company. If you and the Company cannot agree on an acceptable arbitrator, the claim shall be heard by a panel of three arbitrators, with one each appointed by you and the Company and the third appointed by the other two arbitrators. The award rendered by the arbitrator (or arbitrators) will be final and determinative as to any and all issues submitted for arbitration, and a judgment may be entered on any award by any state or federal court having jurisdiction over the parties or their respective property. You and the Company shall be jointly and equally responsible for all arbitration fees assessed by the AAA, and you and the Company shall each be responsible for your respective attorney’s fees and related expenses; provided that, should the claim relate to circumstances occurring on or after the date of a Change of Control, if the arbitrator (or arbitrators) shall in the award determine one or more material issues in dispute in your favor, then the Company shall pay your share of any expenses of the arbitration and your reasonable attorney’s fees and related expenses (or cause such fees and expenses to be paid), upon presentation of proof of such fees and expenses in a form acceptable to the Company, and as to any reasonable fees and related expenses that you have already paid, the Company shall add to the reimbursement payment an amount for simple interest thereon from the date such expense was paid by you at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually.
(B) Unfunded. Benefits under this Plan are paid for entirely by the Company from its general assets.
(C) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income or employment tax laws or similar statutes or other provisions of law then in effect.
(D) Section Headings. The section headings contained in this Plan are included solely for convenience of reference and shall not in any way affect the meaning of any provision of this Plan.
17.	Other Important Information
(A) Notice
This Plan is not a contract of employment. It does not guarantee your employment for any specified period and does not limit the right of the Company to terminate your employment at any time for any reason. Employment with the Company is terminable at will.
Except as otherwise provided in a written agreement with the Company, any employee retains the right to terminate his or her employment at any time, with or without notice, and with or without cause. Likewise, the Company can terminate the employment of any employee at any time, with or without notice, and with or without cause, subject to applicable law.
No supervisor or manager has any authority to enter into an employment agreement, written or oral, or to make any agreement or representations contrary to the preceding paragraph, unless it is authorized by the Chairman of The Hartford Financial Services Group, Inc., and such agreement is in writing. Further no document, communication or publication of The Hartford Financial Services Group, Inc., the Company, or any affiliate of either of the foregoing should be understood as, or construed as, making such an agreement or extending such a representation.

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